Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Inozyme Pharma, Inc. for the registration of debt securities, common stock, preferred stock, depository shares, subscription rights, warrants and units and to the incorporation by reference therein of our report dated March 22, 2023, with respect to the consolidated financial statements of Inozyme Pharma, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 7, 2023